Exhibit 99.3

RetailMeNot, Inc. Announces CFO Transition

AUSTIN, Texas, November 3, 2014 – RetailMeNot, Inc. (NASDAQ:SALE), the operator of the world’s largest marketplace for digital offers, announced today that Douglas C. Jeffries has decided to step down as Chief Financial Officer effective November 30, 2014 to return to his home on the west coast. Mr. Jeffries will remain with RetailMeNot to assist with the transition.

Mr. Louis J. Agnese, the Company’s General Counsel and Secretary, will serve as interim CFO until a permanent replacement has been found. Mr. Agnese joined RetailMeNot as General Counsel in 2011 and previously worked as a corporate attorney at DLA Piper and Akin Gump Strauss Hauer & Feld.

“We would like to thank Doug for his contributions to RetailMeNot’s exceptional growth and for helping to build our strong finance organization. I look forward to continuing my working relationship with Lou in this new role,” said Cotter Cunningham, Chairman and CEO.

“On behalf of the Board of Directors, I would like to thank Doug for his dedication and stewardship of RetailMeNot’s transition from a private company through a successful IPO and a follow-on offering,” said Mr. Greg Santora, Director and Chairman of the Audit Committee.

Mr. Jeffries stated, “it has been a career highlight to work with the extraordinary RetailMeNot team and I’m pleased to assist in making this a smooth leadership transition.”

About RetailMeNot, Inc.

RetailMeNot, Inc. (www.retailmenot.com/corp/) operates the world’s largest marketplace for digital offers. The company enables consumers across the globe to find hundreds of thousands of digital offers from their favorite retailers and brands. During the 12 months ended September 30, 2014, RetailMeNot, Inc. experienced more than 655 million visits to its websites. RetailMeNot estimates $3.5 billion in paid retailer sales in 2013 were attributable to consumer traffic from digital offers in its marketplace. The RetailMeNot, Inc. portfolio includes RetailMeNot.com, the largest digital offer marketplace in the United States; RetailMeNot.ca in Canada; VoucherCodes.co.uk, the largest digital offer marketplace in the United Kingdom; Deals.com in Germany; Actiepagina.nl, a leading digital offer site in the Netherlands; Bons-de-Reduction.com and Ma-Reduc.com, leading digital offer sites in France; Poulpeo.com, a leading digital offer site with cash back in France; and Deals2Buy.com, a leading digital offer site in North America. RetailMeNot, Inc. is listed on the NASDAQ stock exchange under the ticker symbol “SALE.” Investors interested in learning more about the company can visit http://investor.retailmenot.com.

Investor Contact

Michael Magaro

RetailMeNot, Inc.

mmagaro@rmn.com

(512) 777-2899

Media Contact

Brian Hoyt

RetailMeNot, Inc.

bhoyt@rmn.com

(512) 777-2957

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